Exhibit 5.1

May 19, 2021

Asensus Surgical, Inc. 1 TW Alexander Drive, Suite 160 Durham, NC 27703

Re:         Asensus Surgical, Inc.

Ladies and Gentlemen:

We have acted as counsel to Asensus Surgical, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the preparation and filing of a prospectus supplement, dated May 19, 2021 (the “Prospectus Supplement”), relating to the offering by the Company of up to an aggregate of $100,000,000 of shares (the “Placement Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which Placement Shares are registered under the Registration Statement on Form S-3 ASR (File No. 333-256284) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on May 19, 2021.

The Placement Shares are to be sold by the Company pursuant to an Controlled Equity OfferingSM Sales Agreement dated May 19, 2021 (the “Sales Agreement”) entered into by and among the Company and Cantor Fitzgerald & Co. (“Cantor”), Robert W. Baird & Co. Incorporated (“Baird”) and Oppenheimer & Co. Inc. (“Oppenheimer”; each of Cantor, Baird and Oppenheimer individually an “Agent” and collectively, the “Agents”), a copy of which has been filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 19, 2021.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company together with all amendments thereto; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement and the exhibits thereto; (iv) the Prospectus Supplement and the prospectus contained within the Registration Statement; (v) the Sales Agreement; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and other sources believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

Asensus Surgical, Inc.

May 19, 2021

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

Based upon and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Placement Shares to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock.

We express no opinion as to the laws of any jurisdiction other than the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Ballard Spahr LLP